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                                                                       Exhibit 3


    ARTICLES OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           IMX PHARMACEUTICALS, INC.

         Pursuant to the provisions of Chapter 10a, Section 16-10a-602 of the Utah Revised Business Corporation Act, IMX Pharmaceuticals, Inc. hereby amends its Amended and Restated Articles of Incorporation as follows:

         ARTICLE IV-STOCK is hereby amended by adding the following:

         "The Corporation hereby creates and authorizes a series of Preferred Stock of 350,000 shares entitled Class B Convertible Preferred Stock ("Class B Preferred") and that each share have the following preferences, rights, qualifications, limitations and restrictions:


1. Each share of Class B Preferred Stock shall have a stated value of $80.00.

2. Each share of Class B Preferred Stock shall be entitled to receive an annual dividend on December 31 of each year equal to five (5%) percent of the per share stated value. If a dividend is not paid when due, it shall accumulate until paid or otherwise satisfied. The Company may, in its sole discretion, pay any current or accumulated dividend by issuing to the holders of the Class B Preferred the number of shares of Common Stock equal in value to the amount of unpaid dividends. For the purposes of calculating the number of shares of Common Stock to be issued, the Common Stock shall be valued at the average of the closing bid and asked prices on the last 30 trading days before December 31 or, if the dividend is not timely paid, on the 30 trading days ending five
         (5) days before the dividend is paid.

3.       The Class B Preferred Stock shall be convertible as follows:

         (a) Number of Shares of Common Stock: One (1) share of Common Stock shall be issued for every four ($4) dollars of stated value of the Class B Preferred (the "Conversion Price") (subject to adjustment as provided in section 3(f)).

         (b) Method of Exercise: The conversion right may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing the Class B Preferred to be converted at the principal office of the Company (or at any other place as the Company may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Company) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock as shall be computed in accordance with section 3(a). Each Class B Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Class B Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of the exercise shall be delivered to the holder forthwith, and (ii) unless the Class B Preferred has been fully converted, a new Class B Preferred stock certificate, representing the Class B Preferred not so converted, if any, shall also be delivered to its holder forthwith. The stock certificates for the shares of Common Stock so purchased shall be dated the date of the surrender and the holder making the surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of the surrender.

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         (c)      Commencement of Conversion Rights: The right to convert a
                  share of Class B Preferred shall begin on the earlier of (i) October 1, 2002 or (ii) the effective date of a registration statement under the Securities Act of 1933, as amended, for the Common Stock into which the Class B Preferred may be converted.

         (d) Fractional Securities: No fractional shares of Common Stock shall be issued in connection with any conversion of Class B Preferred. In lieu of any fractional shares, the Company shall make a cash payment therefore equal in amount to the applicable fraction of the Conversion Price.

         (e) Reservation of Shares: At all times that any Class B Preferred is outstanding, the Company shall have authorized, and shall have reserved for the purpose of issuance upon conversion or exercise, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Class B Preferred then outstanding at the Conversion Price, as it may be adjusted from time to time. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of Class B Preferred shall be proportionately increased.

         (f) Adjustment of Conversion Price: The Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                  (1) Reclassification, Consolidation or Merger or Share Issuances. In case of any reclassification or change of the outstanding Common Stock issuable upon conversion of Class B Preferred (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another Company in which the Company is the surviving Company and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of the outstanding Common Stock issuable upon the conversion), or certain issuances of any shares of Common Stock for consideration less than the Conversion Price, the rights of the holders of the outstanding Class B Preferred shall be adjusted in the manner described below:

                           (a) If the Company is the surviving Company, the Class B Preferred shall, without payment of additional consideration therefore, be deemed modified so as to provide that upon conversion thereof the holder of the Class B Preferred being converted shall be entitled to receive, in lieu of each share of Common Stock theretofore issuable upon conversion, the kind and amount of shares of stock, other securities, money and property receivable upon the reclassification, change, consolidation, or merger by the holder of one share of Common Stock issuable upon conversion of the Class B Preferred had the conversion occurred immediately prior to the reclassification, change, consolidation, or merger. The Class B Preferred shall be deemed thereafter to provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3(f). The provisions of this clause (a) shall apply in the same manner to successive reclassifications, changes, consolidations, and mergers.

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                           (b)      In the event that the Company is not the
                                    surviving Company, the surviving corporation shall, without receipt of any additional consideration therefore, issue a new Class B Preferred providing that upon conversion thereof, the holder thereof shall be entitled to receive, in lieu of each share of Common Stock theretofore issuable upon conversion of the Class B Preferred, the kind and amount of shares of stock, other securities, money, and property receivable upon the reclassification, change, consolidation, or merger by the holder of one share of Company Common Stock issuable upon conversion of the Class B Preferred had the conversion occurred immediately prior to the reclassification, change, consolidation, or merger. The new Class B Preferred shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3(f). The provisions of this clause (b) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

                           (c) Issuance of Common Stock. If the Company shall issue any shares of Common Stock (or any security convertible into or exchangeable for shares of Common Stock) other than Excluded Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price, the Conversion Price shall be adjusted, as of the date of such issuance, to that price determined by multiplying the Conversion Price theretofore in effect by a fraction
                                    (1) the numerator of which shall be the
                                    total number of shares of Common Stock
                                    outstanding on a fully-diluted basis
                                    immediately prior to such issuance and (2) the denominator of which shall be the total number of shares of Common Stock outstanding on a fully-diluted basis immediately after such issuance of Common Stock. "Excluded Stock" means (i) shares of Common Stock issuable upon conversion of Class B Preferred Stock as contemplated by Section 3(a) hereof and (ii) the shares of Common Stock issuable under the terms of those certain September 30, 2001 promissory notes (all as adjusted equitably for stock dividends, stock splits and combinations, and shall include any additional shares of Common Stock as may be issued by virtue of applicable anti-dilution provisions).

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                  (2)      Subdivision or Combination of Shares. If the Company,
                           at any time while any of the Class B Preferred is outstanding, shall subdivide or combine its Common Stock, the Conversion Price (i) shall be proportionately reduced, in case of subdivision of shares, as of the effective date of the subdivision, or (ii) shall be proportionately increased, in the case of combination of shares, as of the effective date of the combination.

                  (3) Certain Dividends or Distributions. While any of the Class B Preferred is outstanding, the following shall apply:

                           (a) Stock Dividends. If the Company shall pay a dividend payable in Common Stock, effect a stock split or make any other distribution of Common Stock in respect of its Common Stock, the Conversion Price shall be adjusted, as of the date of the payment or other distribution, to that price determined by multiplying the Conversion Price theretofore in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to dividend, stock split, or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the dividend, stock split, or distribution (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with said dividend, stock split, or distribution).

                           (b) Liquidating Dividends etc. If the Company shall make a distribution of its property to the holders of its Common Stock (other than a distribution in accordance with Section 6) as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the Articles of Incorporation and the laws of the State of Utah, the holders of the Class B Preferred shall, upon conversion thereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any consideration therefore, a sum equal to the amount of any property as would have been payable to them as owners of that number of shares of Common Stock of the Company receivable upon the conversion, had they been the holders of record of Common Stock on the record date for the distribution and an appropriate provision therefore shall be made a part of any distribution.

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                  (4)      Notice of Adjustments. Whenever the Conversion Price
                           shall be adjusted pursuant to section 3(f) hereof, the Company shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary, or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which the adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to the adjustment, and shall cause copies of the certificate to be mailed (by first-class mail, postage prepaid) to each holder of Class B Preferred at its address shown on the books of the Company. The Company shall make a certificate and mail it to each holder promptly after each adjustment.

4. Except as otherwise provided by law, each holder of Class B Preferred, by virtue of its ownership thereof, shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which that holders Class B Preferred is then convertible pursuant to
         Section 3(a) on each matter submitted to the Company's shareholders for voting. Each vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Class B Preferred shall not have cumulative voting rights.

5. The Class B Preferred Stock shall be callable, upon not more than ninety (90) days or less than thirty (30) days notice, at its stated value at any time after January 31, 2003. A holder of Class B Preferred Stock shall have until the date set forth in the notice as the call date to exercise his conversion rights. If less than all the outstanding Class B Preferred Stock is to be called, the certificates to be called shall be selected at random or called pro-rata as determined by the Board of Directors.

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6.       If the Company shall be voluntarily or involuntarily liquidated, dissolved, or wound up, at any time any Class B Preferred shall be outstanding, the holders of the then outstanding Class B Preferred shall have a preference against the property of the Company available for distribution to the holders of the Corporation's other equity securities equal to the amount of $80.00 per share (the "Preferential Amount"). In addition, the holders of the Class B Preferred shall be entitled to receive a participating share of any further assets available for distribution to holders of Common Stock, which participating share shall be the same as that which the holders would have been entitled to receive if, on the record date for determining the recipients of any distributions, the holders were the holders of record of the number of shares of Common Stock into which the outstanding shares of Class B Preferred were then convertible. If the assets of the Company available for distribution to the holders of shares of the Class B Preferred upon dissolution, liquidation, or winding up of the Company shall be insufficient to pay in full all amounts to which the holders are entitled pursuant to the immediately preceding portions of this paragraph, no distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with or junior to the shares of the Class B Preferred and any distribution to any other class of shares ranking on a parity with the Class B Preferred shall be made ratably in proportion to the full distributable amounts for which holders of all the parity shares are respectively entitled upon the dissolution, liquidation, or winding up.

7. The certificate evidencing ownership of the Class B Preferred Stock shall be in the form attached to this resolution."

         The foregoing Amendment to the Amended and Restated Articles of Incorporation of IMX Pharmaceuticals, Inc. was approved and adopted by the Board of Directors on __________, 2001 in accordance with the authorization of Article IV of the Corporation's Amended and Restated Articles of Incorporation and with the provisions of Chapter 10a, Section 16-10a-602 of the Utah Revised Business Corporation Act. The Amendment was duly adopted by the Board of Directors without Shareholder action and Shareholder action was not required.

         IN WITNESS WHEREOF, the undersigned, pursuant to the approval and authority given by the Board of Directors, has executed these Articles of Amendment this ______ day of October, 2001.



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